Exhibit (d)(xvi)
AMENDMENT TO SUB-ADVISORY AGREEMENT
This amendment (the “Amendment”) to the Sub-Advisory Agreement is made as of July 16, 2010 by and among Charles Schwab Investment Management, Inc. (“CSIM”), American Century Global Investment Management, Inc. (“ACGIM”) and American Century Investment Management, Inc. (“ACIM”).
WHEREAS, ACGIM and CSIM entered into a Sub-Advisory Agreement dated June 3, 2010 (the “Agreement”) that designates ACGIM as investment sub-adviser for a portion of the series of the Schwab Capital Trust listed on Schedule A of the Agreement (the “Fund”);
WHEREAS, effective July 16, 2010 ACGIM will merge with its parent company, ACIM, as part of a corporate restructuring (the “Merger”), and, in connection therewith, ACIM will assume all rights and obligations of ACGIM, including all rights and obligations of ACGIM under the Agreement; and
WHEREAS, ACIM and ACGIM have received an opinion of counsel to ACIM and ACGIM that ACIM’s assumption of the rights and obligations of ACGIM through the Merger, including the rights and obligations of ACGIM under the Agreement, will not constitute an assignment as that term is defined in Section 2(a)(4) of the Investment Company Act of 1940 of the Agreement nor cause the automatic termination of the Agreement.
NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual covenants herein contained, the parties agree as follows:
1. ACIM as Party to the Agreement. By virtue of the Merger, ACIM assumes the role of a party to the Agreement and assumes all rights, obligations, responsibilities and liabilities of ACGIM under the Agreement at the effective time of the Merger. CSIM hereby consents to ACIM’s assumption of such rights, obligations, responsibilities and liabilities. All references to the “Sub-Adviser” in the Agreement shall hereafter refer to ACIM and the Agreement shall have the same force and effect as if such agreement were executed by ACIM.
2. Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the parties hereby confirm and ratify the Agreement.
3. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.
4. Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

IN WITNESS WHEREOF, each of the undersigned has caused this Amendment to be executed in its name and on its behalf by its duly authorized officer as of the date first listed above.

CHARLES SCHWAB INVESTMENT MANAGEMENT, INC.		AMERICAN CENTURY INVESTMENT MANAGEMENT, INC.

By: Name:	/s/ Randall W. Merk Randall W. Merk	By: Name:	/s/ David H. Reinmiller David H. Reinmiller
Title:	President and Chief Executive Officer	Title:	Vice President

AMERICAN CENTURY GLOBAL INVESTMENT MANAGEMENT, INC.

		By:	/s/ Otis H. Cowan

		Name:	Otis H. Cowan
		Title:	Vice President

2